UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2019

AQUANTIA CORP.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38270	20-1199709
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

91 E. Tasman Drive, Suite 100 San Jose, California		95134
(Address of Principal Executive Offices)		(Zip Code)

(408) 228-8300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	AQ	New York Stock Exchange

Item 1.01.	Entry into a Material Definitive Agreement.

On May 6, 2019, Aquantia Corp., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Marvell Technology Group Ltd., a Bermuda exempted company (“Parent”), and Antigua Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

Merger Agreement

Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”). At the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock (the “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than shares held (1) by the Company (or held in the Company’s treasury), (2) by any wholly owned subsidiary of the Company, (3) by Parent, Merger Sub or any other wholly owned subsidiary of Parent or (4) by stockholders of the Company who have validly exercised their dissenters’ rights under Delaware law) will be converted into the right to receive $13.25 in cash, without interest and subject to any required tax withholding (the “Price Per Share”).

At the Effective Time, each unexpired, outstanding and unexercised vested stock option (after giving effect to any applicable terms of vesting acceleration) under the Company’s 2004 Equity Incentive Plan, 2015 Equity Incentive Plan and 2017 Equity Incentive Plan (the “Company Options”), held by a person who is not an employee of the Company continuing employment with Parent, the Surviving Corporation or any subsidiary or affiliate of the Surviving Corporation after the Effective Time, will be cancelled and extinguished, and the holder thereof will be entitled to receive (subject to any applicable tax withholding or other amounts required by applicable legal requirements to be withheld) cash equal to the excess, if any, of the Price Per Share over the per share exercise price for such Company Option. At the Effective Time, each outstanding and vested restricted stock unit (after giving effect to any applicable terms of vesting acceleration) of the Company (the “Company RSUs”) will be cancelled and extinguished, and the holder thereof shall receive (subject to any required tax withholding or other amounts required by applicable legal requirements to be withheld) cash equal to the product of the Price Per Share and the total number of shares of Company common stock subject to such Company RSU. At the Effective Time, each (1) unexpired, outstanding and unexercised Company Option (whether vested or unvested) held by a person who is an employee of the Company continuing employment with Parent, the Surviving Corporation or any subsidiary or affiliate of the Surviving Corporation after the Effective Time (each a “Continuing Employee”) will be assumed by Parent and converted into an option to purchase Parent common shares using a conversion ratio designed to preserve the intrinsic value of such Company Option, (2) Company RSU that is unvested (after giving effect to any applicable terms of vesting acceleration) and held by a Continuing Employee will be assumed and converted into restricted stock units to acquire Parent common shares using a conversion ratio designed to preserve the intrinsic value of such Company RSU, and (3) unexpired, unexercised and outstanding Company Option that is unvested and each Company RSU that is unvested (in each case, after giving effect to any applicable terms of vesting acceleration) and held by a person who is not a Continuing Employee will be canceled and extinguished for no consideration. Effectively immediately prior to the Effective Time, each outstanding Company Option and Company RSU held by a non-employee member of the Company’s board of directors shall be vested in full. The Company will terminate the Company’s Employee Stock Purchase Plan effective as of the Effective Time and will not permit any new offering period to begin following the commencement of the May 15, 2019 offering period.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, covenants: (1) to conduct its business and operations in the ordinary course and in accordance with past practices during the period between the date of the Merger Agreement and the Effective Time; (2) not to engage in certain specified transactions or activities during such period without Parent’s prior written consent; (3) not to solicit, initiate, knowingly encourage, assist, knowingly induce or knowingly facilitate the making, submission or announcement of any acquisition proposal or acquisition inquiry or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry; (4) not to furnish or otherwise provide access to any information regarding the Company or its subsidiaries to any person or entity in connection with or in response to an acquisition proposal or acquisition inquiry; (5) not to engage in discussions or negotiations with any person or entity with respect to any acquisition proposal or acquisition inquiry; (6) not to approve, endorse or recommend any acquisition proposal; (7) not to enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or any contract relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an acquisition transaction; (8) to file a proxy statement and cause a special stockholders meeting to be held regarding the adoption of the Merger Agreement; and (9) subject to certain exceptions, for the board of directors of the Company to recommend that the stockholders approve the adoption of the Merger Agreement and to not withdraw or modify its recommendation of the Merger to the Company’s stockholders.

The completion of the Merger is subject to the satisfaction or waiver of a number of closing conditions, including, among others, (1) adoption of the Merger Agreement by the holders of a majority of the Company’s outstanding common stock, (2) the absence of any “material adverse effect” on the Company occurring after the date of the Merger Agreement that is continuing, (3) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, without the imposition of a Burdensome Condition (as defined in the Merger Agreement) (the “HSR Condition”), (4) the absence of any legal restraints prohibiting the Merger (the “Restraints Condition”), (5) the absence of certain legal proceedings brought by a governmental entity relating to the Merger (the “Governmental Litigation Condition”), (6) the clearance of the Merger by the Committee on Foreign Investment in the United States without the imposition of a Burdensome Condition (the “CFIUS Condition”), and (7) subject to certain materiality qualifications, the continued accuracy of the Company’s representations and warranties, and continued compliance by the Company with covenants and obligations (to be performed at or prior to the closing of the Merger).

The Merger Agreement provides Parent and the Company with certain termination rights and, under certain circumstances, may require Parent or the Company to pay a termination fee. The Merger Agreement provides that the Company will be required to pay to Parent a termination fee of $16.45 million if, among other things, the Merger Agreement is terminated (x) by Parent or the Company (i) because (A) the Company failed to obtain the necessary stockholder vote to approve the Merger or (B) the Merger has not been consummated at or prior to 11:59 p.m. (California time) on November 6, 2019 (or, if so extended by either party in accordance with the terms of the Merger Agreement, February 6, 2020 or May 6, 2020) (the “End Date”) and (ii)(A) at or prior to termination, a third-party offer or proposal to acquire the Company has been made and (B) within 12 months after the date of such termination, the Company has consummated a transaction with a third party or has entered into a definitive agreement with a third party contemplating a transaction, in each case relating to an acquisition of the Company, (y) by Parent or the Company (other than (i) for an inaccuracy of Parent’s representations and warranties or a breach of Parent’s covenants, (ii) by mutual agreement of Parent and the Company or (iii) a termination under circumstances where Parent is required to pay a termination fee to the Company) at any time during the period commencing on the occurrence of a Triggering Event (as defined in the Merger Agreement) and ending on the twentieth business day after the final vote by the Company’s stockholders on a proposal to adopt the Merger Agreement or (z) by the Company in order to accept a Superior Offer (as defined in the Merger Agreement) and enter into a definitive agreement providing for consummation of the transaction contemplated by such Superior Offer.

The Merger Agreement also provides that Parent will be required to pay to the Company a termination fee of $25.7 million (the “Reverse Termination Fee”) if (i) the Merger Agreement is terminated by Parent or the Company (A) because the Merger has not been consummated at or prior to 11:59 p.m. (California time) on the End Date, (B) as a result of a suit or legal proceeding brought by a governmental entity under a U.S. federal antitrust law or the Defense Production Act of 1950, as amended (the “DPA”), a court of competent jurisdiction has issued a final and nonappealable order prohibiting the Merger or (C) due to a Final CFIUS Turndown (as defined in the Merger Agreement), (ii)(A) the HSR Condition or the CFIUS Condition is not satisfied and has not been waived by Parent or (B) as a result of a suit or legal proceeding brought by a governmental entity under a U.S. federal antitrust law or the DPA, the Restraints Condition or the Litigation Condition is not satisfied and has not been waived by Parent (a “Designated Circumstance”), and (iii)(A) the Restraints Condition and the Governmental Litigation Condition are satisfied, other than with respect to the Designated Circumstance, and (B) all of Parent’s other closing conditions (other than the closing condition requiring the Company to deliver a closing certificate, the HSR Condition and the CFIUS Condition) have been satisfied as of the time of termination. The Merger Agreement further clarifies that, for the avoidance of doubt, the Company will be entitled to receive the Reverse Termination Fee if: (i) the HSR Condition or CFIUS Condition is not satisfied as a result of a governmental body conditioning its approval on, seeking to impose, or imposing a Burdensome Condition (as defined in the Merger Agreement); (ii) Parent declines to accept or agree to the imposition of such Burdensome Condition and declines to waive such unsatisfied condition; (iii) the Merger Agreement is terminated because (A) the Merger has not been consummated at or prior to 11:59 p.m. (California time) on the End Date, (B) as a result of a suit or legal proceeding brought by a governmental entity under a U.S. federal antitrust law or the DPA, a court of competent jurisdiction has issued a final and nonappealable order prohibiting the Merger or (C) due to a Final CFIUS Turndown (as defined in the Merger Agreement); (iv) as of the time of such termination, a Designated Circumstance exists and (A) the Restraints Condition and the Governmental Litigation Condition are satisfied, other than with respect to the Designated Circumstance, and (B) all of Parent’s other closing conditions (other than the closing condition requiring the Company to deliver a closing certificate, the HSR Condition and the CFIUS Condition) have been satisfied.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in the confidential disclosure schedules that the Company delivered to Parent in connection with signing the Merger Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Voting Agreements

Concurrently with the execution and delivery of the Merger Agreement, WRV II, L.P., Walden Riverwood Venture, L.P., Joint Stock Company “RUSNANO” (‘Rusnano”), Faraj Aalaei, Lip-Bu Tan and certain of their trusts and affiliated investment vehicles (the “Supporting Stockholders”) entered into voting and support agreements with Parent (the “Voting Agreements”) with respect to all Company Shares beneficially owned by such Supporting Stockholders, and any additional Company Shares and any other equity securities of the Company of which such Supporting Stockholders acquire record and/or beneficial ownership after the date of the Voting Agreement (the “Voting Agreement Shares”). On May 10, 2019, Parent and certain Supporting Stockholders entered into the First Amendment to the Voting and Support Agreement (the “Voting Agreement Amendment”) solely to correct errors in the number of Voting Agreement Shares reported as being beneficially owned by such Supporting Stockholders on the date of the Voting Agreement. As corrected by the Voting Agreement Amendment, as of the date of the Voting Agreement, the Supporting Stockholders beneficially owned approximately 4.7 million Company Shares (excluding Company Shares issuable pursuant to the exercise or vesting of equity awards), which represent approximately 13.4% of the Company’s total issued and outstanding shares.

Pursuant to the Voting Agreement, the Supporting Stockholders have agreed, unless otherwise directed in writing by Parent, to vote all of the Voting Agreement Shares (i) in favor of (A) the Merger, and the adoption of the Merger Agreement; (B) each of the other actions contemplated by the Merger Agreement and (C) any action in furtherance of any of the foregoing, (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement and (iii) against each of the following actions (other than the Merger and the other Contemplated Transactions (as defined in the Merger Agreement)): (A) any extraordinary corporate transaction, such as a merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange or other business combination involving any Acquired Company (as defined in the Merger Agreement); (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the assets of any Acquired Company; (C) any reorganization, recapitalization, dissolution or liquidation of any Acquired Company; (D) any amendment to the Company’s certificate of incorporation or bylaws that may have the effect of (1) frustrating the purpose of, or breaching or nullifying any provision of the Merger Agreement; (2) impeding, interfering with, preventing, delaying or adversely affecting the Merger or (3) changing the voting rights of any shares of capital stock of the Company; (E) any material change in the capitalization of the Company or the Company’s corporate structure; and (F) any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Contemplated Transactions. Under each Voting Agreement, the applicable Supporting Stockholder has granted to Parent (and its designee) an irrevocable proxy to vote the Voting Agreement Shares as provided above.

Other than the Voting Agreement with Rusnano, the Voting Agreements, including the irrevocable proxy granted thereunder, will terminate upon the earliest of: (i) the date upon which the Merger Agreement is validly terminated in accordance with its terms; (ii) the date upon which the Merger becomes effective and (iii) the date upon which Parent and the applicable Supporting Stockholders agree to terminate the Voting Agreement in writing. The Voting Agreement with Rusnano, including the irrevocable proxy granted thereunder, will terminate upon the earliest of: (i) the date upon which the Merger Agreement is validly terminated in accordance with its terms; (ii) the date upon which the Merger becomes effective; (iii) the date upon which Parent and the applicable Supporting Stockholders agree to terminate the Voting Agreement in writing and (iv) the six month anniversary of the date of the Voting Agreement.

The foregoing description of the Voting Agreements and the Voting Agreement Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting Agreement and the Voting Agreement Amendment, attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, which are incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Marvell and Aquantia, including statements regarding the benefits of the transaction and the anticipated timing of the transaction and the products and markets of each company. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of Aquantia and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the transaction on Aquantia’s business relationships, operating results, and business generally, (v) risks that the proposed transaction disrupts current plans and operations of Aquantia or Marvell and potential difficulties in Aquantia employee retention as a result of the transaction, (vi) risks related to diverting management’s attention from Aquantia’s ongoing business operations, (vii) the outcome of any legal proceedings that may be instituted against Marvell or against Aquantia related to the merger agreement or the transaction, (viii) the ability of Marvell to successfully integrate Aquantia’s operations and product lines, (ix) the ability of Marvell to implement its plans, forecasts, and other expectations with respect to Aquantia’s business after the completion of the proposed merger and realize the anticipated synergies and cost savings in the time frame anticipated or at all, (x) the risk of downturns in the highly cyclical semiconductor industry, and (xi) failure to achieve expected revenues and forecasted demand from customers. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Marvell and Aquantia described in the “Risk Factors” section of their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by either of them from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Marvell and Aquantia assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Marvell nor Aquantia gives any assurance that either Marvell or Aquantia will achieve its expectations.

Additional Information and Where to Find It.

In connection with the proposed transaction, Aquantia will be filing documents with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction. The definitive proxy statement will be mailed to Company stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, on the Company’s website at www.aquantia.com or by contacting Company Investor Relations at (650) 815-1239.

Aquantia, Marvell and their respective directors and executive officers may be deemed participants in the solicitation of proxies from Aquantia stockholders in connection with the proposed transaction. Information regarding the special interests of Aquantia’s directors and executive officers in the proposed transaction will be included in the proxy statement described above. Information about Marvell’s directors and executive officers can be found in Marvell’s definitive proxy statement filed with the SEC on May 17, 2018, Item 5.02 of its Current Report on Form 8-K filed on July 6, 2018 and its Annual Report on Form 10-K for the year ended February 2, 2019, filed on March 28, 2019. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Parent’s website at www.marvell.com and clicking on the “Investor Relations” link and then clicking on the “SEC Filings” link.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of May 6, 2019, by and among Marvell Technology Group Ltd., Antigua Acquisition Corp. and Aquantia Corp.*

10.1	Form of Voting and Support Agreement, dated as of May 6, 2019, by and between certain signatories and Marvell Technology Group Ltd.

10.2	Form of First Amendment to Voting and Support Agreement, dated as of May 10, 2019, by and between certain signatories and Marvell Technology Group Ltd.

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUANTIA CORP.

Date: May 10, 2019	By:	/s/ Faraj Aalaei
Faraj Aalaei
President and Chief Executive Officer